SCHEDULE A-1

to the

EXPENSE LIMITATION AGREEMENT (this “Agreement”)

between

IDX Funds (the “Trust”)

and

IDX Advisors, LLC

This Agreement relates to the following series of the Trust:

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
IDX Risk-Managed Digital Assets Strategy Fund	2.49%	November 11, 2021	April 30, 2026
IDX Commodity Opportunities Fund	1.79%	October 19, 2022	April 30, 2026

IN WITNESS, WHEREOF, the parties hereto have caused this instrument to be executed on their behalf by their duly authorized officers as of the dates noted on the Schedule A-1 as attached hereto.

IDX Funds

On behalf of the Funds noted on Schedule A to this Agreement

By:

Name: Christopher MacLaren

Title: President

Date:

IDX Advisors, LLC

By:

Name: Andrew Swan

Title: Chief Executive Officer

Date:

1